EXHIBIT 21.1


                        Subsidiaries of Film Roman, Inc.


1)      Film Roman, Inc., a California Corporation

2)      Namor Productions, Inc., a California Corporation

3)      Chalkline Productions, Inc., a California Corporation

4)      Level 13 Entertainment, Inc., a Delaware Corporation